Zumiez Inc. Reports June 2015 Sales Results

Net Sales Increased 2.6% to $67.0 Million; June 2015 Comparable Sales Decreased 3.3%

LYNNWOOD, WA -- (Marketwired - July 08, 2015) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended July 4, 2015 increased 2.6% to $67.0 million, compared to $65.3 million for the five-week period ended July 5, 2014. The Company's comparable sales decreased 3.3% for the five-week period compared to a comparable sales increase of 3.1% in the year ago period.

To hear the Zumiez prerecorded June sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of July 4, 2015 we operated 635 stores, including 573 in the United States, 40 in Canada, and 22 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200